SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 1, 2005

Date of Report (Date of earliest event reported)

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

CONSOL Energy Inc. entered into a five year $750 million senior secured credit facility pursuant to an Amended and Restated Credit Agreement, dated as of April 1, 2005, by and among CONSOL Energy, the lenders named in the Amended and Restated Credit Agreement, the guarantors named in the Amended and Restated Credit Agreement, The Bank of Nova Scotia – New York Agency, Fleet National Bank, Union Bank of California, N.A., each in its capacity as co-syndication agent, PNC Bank, National Association and Citicorp North America, Inc. in their capacity as co-administrative agents for the lenders. A copy of the Amended and Restated Credit Agreement is attached to this Form 8-K as an exhibit. The new credit facility will be used for general corporate purposes and replaces an existing five-year $400 million revolving credit facility and a six-year $200 million Tranche B credit-linked deposit facility entered into on June 30, 2004. CONSOL Energy may borrow, prepay and reborrow amounts at any time during the term of the Amended and Restated Credit Agreement.

At CONSOL Energy’s option, interest on borrowings applicable to revolving credit loans is based upon (i) the higher of (a) PNC Bank, National Association’s prime rate and (b) the rate equal to the federal funds effective rate plus ½% per annum or (ii) a rate determined in accordance with a formula in the Amended and Restated Credit Agreement based on the London Interbank Offered Rate (LIBOR) from time to time plus an applicable margin. CONSOL Energy may, prepay all amounts outstanding under the Amended and Restated Credit Agreement at any time.

The new facility is secured by nearly all of the assets of the company and certain of its subsidiaries. Certain assets pledged as security may be released under certain circumstances. CONSOL Energy’s 7.875 % bonds that mature in 2012 and CONSOL Energy’s subsidiary’s 8.25 % medium-term notes maturing in 2007 have been equally and ratably secured.

The Amended and Restated Credit Agreement contains certain financial covenants, including a minimum interest coverage ratio and maximum leverage ratio requirements. The Amended and Restated Credit Agreement also contains certain affirmative and negative covenants, including, among other things, covenants regarding the delivery of financial statements and notice requirements, payment of liabilities (including taxes), preservation of existence, maintenance of properties and insurance policies, compliance with laws, maintenance of coal supply agreements and material contracts, keeping of records and use of proceeds, and limitations on incurring indebtedness, granting liens, guaranties, effecting certain fundamental changes, making certain dispositions, making loans and investments, dispositions of assets or subsidiaries and affiliate transactions.

The Amended and Restated Credit Agreement contains certain events of default including, among other things, non-payment of principal or interest, violation of covenants, cross default to certain other indebtedness, failure to maintain mine bonding capacity, failure of any loan document under the Amended and Restated Credit Agreement to be a legal, valid and binding agreement enforceable against any executing loan party, material judgments, bankruptcy and insolvency events and change of control.

All amounts under the Amended and Restated Credit Agreement are due on the fifth anniversary of the closing date of April 1, 2005, unless the commitments are terminated earlier at the request of CONSOL Energy or if an event of default occurs and remains uncured.

At April 1, 2005 CONSOL Energy had $5.9 million principal amount outstanding under the Amended and Restated Credit Agreement and letters of credit in the amount of $299 million written against the Amended and Restated Credit Agreement. Some of the lenders under the Amended and Restated Credit Agreement and their affiliates have various relationships with CONSOL Energy and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, CONSOL Energy and some of its subsidiaries have entered into commodity derivative contracts with certain of the lenders and their affiliates.

The description above is a summary of the Amended and Restated Credit Agreement and is qualified in its entirety by the Amended and Restated Credit Agreement itself, which is filed as Exhibit 10.60 to this report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.60	Amended and Restated Credit Agreement, dated as of April 1, 2005, by and among CONSOL Energy Inc., the Lenders (as defined therein), the Guarantors (as defined therein), The Bank of Nova Scotia – New York Agency, Fleet National Bank, Union Bank of California, N.A., PNC Bank, National Association and Citicorp North America, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ WILLIAM J. LYONS
William J. Lyons
Chief Financial Officer

Dated: April 6, 2005

Exhibit Index

Exhibit No.	Description

Exhibit 10.60	Amended and Restated Credit Agreement, dated as of April 1, 2005, by and among CONSOL Energy Inc., the Lenders (as defined therein), the Guarantors (as defined therein), The Bank of Nova Scotia – New York Agency, Fleet National Bank, Union Bank of California, N.A., PNC Bank, National Association and Citicorp North America, Inc.